Gibson Footnote 1

EXHIBIT 99.1

Non-Derivative Securities Beneficially Owned

Title of Security	Amount of Securities Beneficially Owned	Ownership
Common Stock	47050	Living Trust Dated 04-25-01

Derivative Securities Beneficially Owned

Conversion or Exercise Price of Derivative Security	Title of Derivative Security	Transaction Date	Date Exercisable	Expiration Date	Title	Amount of Shares	Number of derivative Securities Beneficially Owned Following Reported Transaction	Ownership
8.94	Option	1999-12-31	2000-12-31	2009-12-31	Common Stock	17500		D
8.94	Option	2000-01-01	F1	2010-01-01	Common Stock	10000		D
6.625	Option	2001-01-01	F1	2011-01-01	Common Stock	10000		D
8.32	Option	2002-01-01	F1	2012-01-01	Common Stock	10000		D
10.106	Option	2002-12-31	2003-12-31	2012-12-31	Common Stock	2500		D
10.106	Option	2003-01-01	F1	2013-01-01	Common Stock	10000	60000	D

F1

Shares vest under these options in specified increments upon the reporting person and the company meeting specified financial and/or qualitative objectives and goals. At January 1, 2003, 20,100  shares had vested under these four options.